Exhibit 10.2

Agreement

Parties

1.	Isaias Jose Calisto. NRIC S2771508G, (“I J Calisto”) the sole shareholder of Karoo Pte Ltd with residential address 3 Ardmore Park #28-02 Ardmore 3 Singapore 259950.

2.	Karoo Pte. Ltd. Registration 201817157Z, (“Karoo”) a company registered in Singapore with registered office at 10 Anson Road #12-14 International Plaza Singapore 079903 (Borrower).

1.	Background

1.1	As a restructuring plan of I J Calisto and his family to bring their interest’s to Singapore from South Africa, Karoo will purchase 204,500,000 ordinary shares of Cartrack Holding Limited (“CTK”), a public company duly registered and incorporated in South Africa from I J Calisto’s family structure in South Africa at the price of ZAR13.44 per share. The share purchase price was calculated based on 30-day average trading price on the Johannesburg Stock Exchange. The total purchase consideration is ZAR2,748,480,000. The restructuring was approved by the South African Reserve Bank.

1.2	On exiting I J Calisto’s interest from South Africa to Singapore, a special application was made to the South African Reverse Bank whereby Karoo would have a share capital to the amount equivalent to the purchase consideration of CTK shares. Karoo’s share capital will increase to SGD266,416,930 based on the exchange rate of SGD1=ZAR10.3165. The spot exchange rate is obtained from XE.com on 4th July 2019.

1.3	Karoo will apply for share capital reduction after the completion of the purchase of CTK shares. The increase in the share capital of Karoo was merely to honour what was stated on the application to the South African Reserve Bank. An amendment to the application to the Reserve Bank would cause delays to the implementation of the new structure.

1.4	The purchase of the CTK shares by Karoo was funded in totality by I J Calisto. Karoo and its investment in CTK shares are free from any encumbrance or pledge of caveat.

1.5	I J Calisto will additionally provide ZAR144,900,000 as a loan to Karoo. This loan is for Karoo to offer and purchase CTK shares from the minority shareholders. I J Calisto can opt for any purchase of these shares to be registered in his name as appose to Karoo. Such amounts will be reduced from the Loan amount.

2.	Share capital reduction

2.1	It is a mutual agreement between I J Calisto and Karoo to agree on apply for share capital reduction in Karoo after the completion of the purchase of CTK shares.

2.2	The excess capital after the completion of share capital reduction will be treated as shareholder loan given by I J Calisto to Karoo.

Agreement

3.	Return of shareholder loans

3.1	Karoo requires to repay any loan to the shareholder on demand upon a written request by the shareholder. The shareholder has the option to the following repayment methods and Karoo will pay accordingly-

-	Repayment in Cash;
-	Repayment in CTK shares at the price of ZAR13.44 per share (same purchase price).

3.2	No interest on shareholder loans will be charged.

Execution

Executed as an agreement on 4th July 2019 Signed for	Signed for and on behalf of Karoo Pte. Ltd

/s/ Isaias Jose Calisto	/s/ Isaias Jose Calisto
Isaias Jose Calisto Sole shareholder	Director

In the presence of:	In the presence of:

/s/ Mome Grundlingh	/s/ Lau Hong Yap
Name of Witness: Mome Grundlingh	Name of Witness: Lau Hong Yap
Designation: Group Chief Finance Officer of Cartrack Holding	Designation: Senior Accountant

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